Exhibit 99.1

Solectron Revenues Increase 7 Percent Sequentially
On Continued Strong Demand

—Company Reduces Operating Expenses to 3.8 Percent of Sales —

For Release: March 18, 2004

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported sales of $2.9 billion in the second quarter of fiscal 2004, up 7.1 percent from $2.7 billion in the first quarter, and up 22.4 percent from $2.4 billion in the second quarter of last year.

The company reported a GAAP net loss from continuing operations in the second quarter of $90 million, or 11 cents per diluted share, compared with a GAAP net loss from continuing operations of $104 million, or 13 cents per diluted share, in the year-earlier quarter. Excluding $74 million in restructuring and impairment charges, Solectron had a pro forma net loss from continuing operations of $16 million, or 2 cents per diluted share, in the second quarter of fiscal 2004.

“We are very pleased with the strong growth in several of our end-markets, including communications, networking and consumer,” said Mike Cannon, president and chief executive officer. “The consumer market revenue growth was driven by the continued ramp-up of our 3G mobile handset program. Overall, our business reflects strength across most end-markets, resulting in growth from eight of our 10 largest customers.

“During the quarter, we continued to lower the break-even point of the company by driving operating expenses down to 3.8 percent of sales. Our gross margins decreased marginally to 4.5 percent, primarily related to the increase in our consumer business during the quarter. We continue to execute on a number of initiatives to improve our gross margins,” he said.

“Our entire organization remains focused on driving the changes necessary to generate value and return Solectron to sustained profitability. We expect to make further progress in the second half of the fiscal year,” Cannon said.

During the quarter, the company continued to execute its previously announced plan to divest seven businesses that are not central to its business strategy. The company completed the sale of Dy 4 Systems and it signed a definitive agreement to sell SMART Modular Technologies.

The company also continued to improve its balance sheet and strengthen its liquidity through the successful sale of $450 million of convertible securities. The company ended the quarter with a strong cash position of $1.8 billion.

Third-Quarter Guidance

Fiscal third-quarter guidance is for sales of $2.9 billion to $3.2 billion, and for pro forma EPS from continuing operations, excluding restructuring and impairment and other unusual items, to range from a 2-cent loss to a 1-cent profit.

Pro Forma Information

In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results of operations that exclude certain items. By disclosing this pro forma information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a pro forma basis that excludes certain charges to better assess operating performance. Each excluded item is considered to be of a non-operational nature in the applicable period. Earnings guidance is provided only on a pro forma basis due to the inherent difficulty in forecasting. Consistent with industry practice, management has historically applied these measures when discussing earnings or earnings guidance and intends to continue doing so.

Pro forma information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Pro forma information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

See the tables at the end of this news release for a reconciliation of historical pro forma amounts to amounts reported under GAAP.

Webcast To Be Held Today

At 4:30 p.m. EST today, Solectron will hold a conference call to discuss this earnings report. A live Internet broadcast of the call can be joined by going to www.solectron.com. Following the live broadcast, the archived Webcast will be available at www.solectron.com.

In addition, audio replays of the call will be available from two hours following the call through March 25. Call (800) 642-1687 from within the United States or (706) 645-9291 from outside the United States and specify pass code: 5490305.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our financial outlook for the third quarter of fiscal 2004 and beyond; the timing and amount of our planned restructuring charges and divestitures; our outlook regarding end-market demand; and our goals and expectations for a return to profitability. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions. Actual outcomes and results could differ materially. These risks and uncertainties include the prospects for recovery of the economy overall and in the telecommunications and other electronics technology sectors in particular; our ability to continue to win and satisfy customers; our ability to successfully implement our initiatives related to gross margin improvement; the accuracy of our projections of cash flows and capital requirements; whether we will be able to divest various assets and operations without undue disruption, within the targeted timeframe, for the anticipated sales prices, and under the terms of and conditions presently anticipated; the ability to effectively implement restructuring and cost reduction plans and the timing of such implementations; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment, and materials; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; the impact of our outstanding litigation and of other contingent liabilities; and intellectual property rights enforcement.

For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically forms 8-K, 10-K, 10-Q, S-3, S-4 and S-8. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, consolidated statements of operations and consolidated balance sheets follow. All monetary amounts are stated in U.S. dollars.

About Solectron

Solectron (www.solectron.com) provides a full range of global manufacturing and integrated supply chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product repair and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $9.8 billion in fiscal 2003.

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Analyst Contacts:

Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com

Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com

Reconciliation of GAAP Results to Pro Forma Results for Q2 - FY 2004
(Dollars in millions, except per share data)

			Q2 - FY04
		Restructuring	Pro Forma
		and Impairment	Results
		Costs and	(excluding
	Q2 - FY04 GAAP	Other Unusual	restructuring and
	Results	Charges	other charges)
Net Sales	$2,887.4	$—	$2,887.4
Cost of Sales	$2,756.3	$—	$2,756.3
Gross Profit	$131.1	$—	$131.1
SG&A and R&D costs	$109.2	$—	$109.2
Restructuring and impairment costs and other unusual charges	$73.6	$(73.6)	$—
Operating income (loss)	$(51.7)	$(73.6)	$21.9
Interest and other - net	$(37.5)	$—	$(37.5)
Loss from continuing operations before income tax expense	$(89.2)	$(73.6)	$(15.6)
Income tax expense (benefit)	$0.5	$—	$0.5
Loss from continuing operations	$(89.7)	$(73.6)	$(16.1)
Pro forma basic and diluted net loss per share			$(0.02)
Shares used to compute pro forma basic and diluted net loss per share			835.6

Earnings Per Share Summary
(Dollars in millions, except per-share data)

	Q2 - FY04	Q1 - FY04	Q2 - FY03
GAAP basic and diluted net loss per share	$(0.08)	$(0.14)	$(0.13)
GAAP basic and diluted net loss per share from continuing operations	$(0.11)	$(0.06)	$(0.13)

Analytical Data
(Dollars in millions)

	Q2 - FY04	Q1 - FY04	Q2 - FY03
Net Sales	$2,887.4	$2,696.8	$2,359.6
Sales Percentage by Market
Communications	18.1%	17.9%	21.9%
Networking equipment	21.8%	20.9%	24.6%
Computing	30.9%	36.6%	31.4%
Consumer products	20.5%	16.0%	13.0%
Automotive	2.4%	3.2%	2.7%
Semiconductors & test	4.7%	4.0%	4.2%
Other	1.6%	1.4%	2.2%

Analytical Data
(Dollars in millions)

	Q2 - FY04	Q1 - FY04	Q2 - FY03
10 Percent Customers
Nortel Networks	***	10.6%	13.2%
Cisco Systems	13.0%	11.4%	11.2%
NEC	10.2%	***	***

***Less than 10%

Asset Management Metrics

	Q2 - FY04	Q1 - FY04	Q2 - FY03
Inventory turns	7.4	7.4	5.8
Days sales outstanding	49	50	61
Cash-to-cash cycle (in days)	50	50	70

Selected Financial Data, Pre-Tax
(Dollars in millions)

	Q2 - FY04	Q1 - FY04	Q2 - FY03
Capital expenditures	$31.7	$36.8	$29.8
Depreciation expense	$54.1	$55.0	$56.2
Amortization expense	$4.7	$4.7	$10.4

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	February 28	August 31
	2004	2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,839.9	$1,515.0
Accounts receivable, net	1,529.5	1,389.1
Inventories	1,510.1	1,327.3
Prepaid expenses and other current assets	216.8	270.3
Current assets of discontinued operations	485.2	452.1

Total current assets	5,581.5	4,953.8
Net property and equipment	740.4	781.9
Goodwill	134.6	134.6
Other assets	410.1	396.3
Long-term assets of discontinued operations	112.9	262.9

Total assets	$6,979.5	$6,529.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$971.4	$973.8
Accounts payable	1,406.7	1,266.6
Accrued employee compensation	154.3	161.0
Accrued expenses	315.0	334.9
Other current liabilities	182.6	164.7
Current liabilities of discontinued operations	316.3	333.9

Total current liabilities	3,346.3	3,234.9
Long-term debt	2,281.0	1,817.6
Other long-term liabilities	29.7	32.4
Long-term liabilities of discontinued operations	15.5	22.6

Total liabilities	5,672.5	5,107.5

Stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	6,674.1	6,658.2
Accumulated deficit	(5,228.4)	(5,040.6)
Accumulated other comprehensive losses	(139.5)	(196.4)

Total stockholders’ equity	1,307.0	1,422.0

Total liabilities and stockholders’ equity	$6,979.5	$6,529.5

*	This caption includes $464.3 million and $62.0 million of restricted balances as of February 28, 2004 and August 31, 2003, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
UNAUDITED

	Three Months Ended February 28		Six Months Ended February 28
	2004	2003	2004	2003
Net sales	$2,887.4	$2,359.6	$5,584.2	$5,027.7
Cost of sales	2,756.3	2,299.2	5,325.6	4,802.3

Gross profit	131.1	60.4	258.6	225.4
Operating expenses:
Selling, general and administrative	109.2	139.4	223.9	298.3
Restructuring and impairment costs	73.6	45.9	100.6	140.4

Operating loss	(51.7)	(124.9)	(65.9)	(213.3)
Interest income	3.6	9.6	6.0	14.8
Interest expense	(44.4)	(53.7)	(88.3)	(109.0)
Other income-net	3.3	15.3	9.3	51.5

Loss from continuing operations before income taxes	(89.2)	(153.7)	(138.9)	(256.0)
Income tax expense (benefit)	0.5	(49.8)	3.0	(84.8)

Net loss from continuing operations	$(89.7)	$(103.9)	$(141.9)	$(171.2)
Discontinued operations:
Income (loss) from discontinued operations	$25.3	$(4.7)	$(42.0)	$(2.2)
Income tax expense	3.6	2.2	3.9	8.3

Income (loss) on discontinued operations	21.7	(6.9)	(45.9)	(10.5)

Net loss	$(68.0)	$(110.8)	$(187.8)	$(181.7)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.11)	$(0.13)	$(0.17)	$(0.21)
Discontinued operations	0.03	—	(0.06)	(0.01)

Basic and diluted net loss per share	$(0.08)	$(0.13)	$(0.23)	$(0.22)

Shares used to compute basic and diluted net loss per share	835.6	827.6	834.6	825.9